UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2017

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	333-201017	38-3917371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 North Front Street, Harrisburg, Pennsylvania		17110
(Address of principal executive offices)		(Zip Code)

(717) 827-4042

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2) of this chapter.)

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2017, Riverview Bank (the “Bank”), the wholly owned banking subsidiary of the Registrant, entered into a Supplemental Executive Retirement Plan Agreement (“the agreements”) with each of Messrs. Kirk D. Fox, Chief Executive Officer of the Bank, Brett D. Fulk, President of the Bank, and Michael J. Bibak, Chief Operating Officer of the Bank (each, an “Executive” and collectively, the “Executives”). The purpose of the agreements was to provide specific benefits to each of the officers who contribute materially to the growth, development and future business success of the Bank. The material terms of the agreements, which are substantially identical, are summarized as follows:

1.	Upon an Executive’s separation of service with the Bank after attaining the normal retirement age or in the event of a change in control of the Bank prior to the normal retirement age followed by a separation in service, the Bank shall pay the Executive an annual benefit in the amount of $50,000 payable in lieu of any other benefit under the agreement. The annual benefit will be paid in 180 equal monthly installments commencing the month following normal retirement age.

2.	If an Executive terminates his employment early, meaning a separation from service before the Executive reaches age 65, except when such separation occurs following a change in control of the Bank or due to termination for cause (as defined below), the Bank shall pay the Executive the early termination annual benefit set forth in Schedule A to the agreement in lieu of any other benefit under the agreement. Schedule A sets forth specific annual benefit amounts payable to the Executive, depending on the length of the Executive’s service to the Bank. Additionally, the annual benefit shall be increased by a pro-rated amount for the partial plan year in which separation from service takes place. The annual benefit will be paid to the Executive for 15 years, in equal monthly installments commencing the month following separation of service.

3.	If an Executive suffers from a disability, as defined by the agreement, the Bank shall pay the Executive the disability annual benefit as set forth in Schedule A to the agreement in lieu of any other benefit under the agreement. Additionally, the annual benefit shall be increased by a pro-rated amount relative to the Executive’s service during the partial plan year in which the disability takes place. The annual benefit will be paid to the Executive for 15 years, in equal monthly installments commencing the month following disability.

4.	If an Executive dies prior to separation of service, the Bank shall distribute to Executive’s designated beneficiary the benefit defined in Schedule A, labeled as the pre-retirement death benefit for the plan year ended immediately prior to the date on which the separation of service due to death occurs. The lump sum benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial plan year in which the separation from service due to death takes place. The Bank shall distribute the annual benefit to the designated beneficiary for 15 years, in equal monthly installments commencing the month following the Executive’s death.

5.	The Bank shall not distribute any benefit under the agreement if an Executive’s employment with the Bank is terminated by the Bank due to cause. For purposes of the agreement, cause means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Bank; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

The form of agreement that each executive signed as well as Schedule A are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Form of Supplemental Executive Retirement Plan Agreements and Schedule A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

RIVERVIEW FINANCIAL CORPORATION (Registrant)

Dated: October 30, 2017	/s/ Kirk D. Fox
Kirk D. Fox
Chief Executive Officer